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                                                                     EXHIBIT 3
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         NOW, THEREFORE, BE IT RESOLVED, that the Company's Bylaws be amended as follows:

         The following Section 6.03 shall be added to Article VI:

                  Section 6.03. Uncertificated Shares; Transfers.
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         Notwithstanding anything herein to the contrary, any and all classes and series of shares, or any part thereof, may be represented by uncertificated shares, except that shares represented by a certificate that is issued and outstanding shall continue to be represented thereby until the certificate is surrendered to the Corporation. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written notice containing information required to be set forth or stated on certificates. The rights and obligations of the holders of shares represented by certificates and the rights and obligations of the holders of uncertificated shares of the same class of series shall be identical. Notwithstanding anything herein to the contrary, the Board of Directors may adopt alternative procedures for registration of transfers or uncertificated shares.